Exhibit 16

UHY, LLP
12 Greenway Plaza, Suite 1202 Houston, TX 77046-1289 May 30, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the statements made by Internet America, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated May 30, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ UHY LLP